Exhibit 99.1

Press Release

AVIS BUDGET GROUP REPORTS RESULTS

FOR SECOND QUARTER 2009

•	Second quarter revenue totaled $1.3 billion.

•	Second quarter EBITDA was $67 million and pretax income was $6 million excluding restructuring costs.

•	Second quarter pretax loss was $2 million.

•	Continued to be in full compliance with the financial covenants under its senior credit facility.

•	Achieving targeted cost savings, which are now expected to be at a $400 million annual run-rate by year-end.

Parsippany, N.J., August 4, 2009 – Avis Budget Group, Inc. (NYSE: CAR) today announced results for its second quarter, which ended June 30, 2009. The Company had revenue of $1.3 billion, a decrease of 17% versus second quarter 2008, and a pretax loss of $2 million. Excluding restructuring costs, second quarter EBITDA was $67 million and pretax income was $6 million.

“While we continued to face sharply reduced demand for vehicle rentals in the second quarter, rental volumes did stabilize, and the actions we took to keep fleet levels in line with demand allowed us to achieve a stronger-than-expected 7% increase in domestic time and mileage revenue per day,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer.

“We also made significant progress in several other areas,” added Mr. Nelson. “Our cost saving initiatives continued to deliver substantial benefits, as reflected in the 260-basis-point reduction in direct operating costs and 80-basis-point reduction in SG&A expense as a percentage of revenue for our car rental operations. Our ancillary revenues continued to benefit from our sales training initiative, increasing over 21% on a per day basis, and we continued to retain more than 99% of our commercial accounts. In addition, the used car market, and the performance of our used vehicles at auction, strengthened, and in July we became the first car rental company since 2007 to issue term asset-backed securities to finance our fleet.”

Executive Summary

In the second quarter, our car rental revenues decreased 17% year-over-year, driven primarily by a 21% decrease in rental days. Time and mileage revenue per day increased 7% excluding the effects of foreign-exchange movements and increased 4% on a reported basis.

Our car rental fleet costs decreased 10% primarily due to a 21% reduction in our average fleet and an exchange rate benefit of 2% offset by a 16% increase in our per-unit fleet costs. The year-over-year increase in per-unit fleet costs primarily reflects costs associated with our continued efforts to reduce our fleet size due to lower-than-expected demand for vehicle rentals. Also in our car rental operations, other operating expenses decreased 260 basis points to 48.7% of revenue and declined 90 basis points excluding the impact of gas, despite the 17% decline in revenue, reflecting the Company’s cost saving initiatives. Selling, general and administrative costs declined 80 basis points to 10.0% of revenue, also reflecting cost saving initiatives.

In Truck Rental, revenue declined but EBITDA increased modestly as an 8% decline in rental days and a slight decrease in price were offset by operating cost reductions and lower fleet costs.

In the second quarter, as expected, we recorded an $8 million restructuring charge primarily related to the elimination of 400 additional employee positions along with various facility closures, in conjunction with our five-point cost-reduction and efficiency improvement plan.

Business Segment Discussion

The following discussion of second quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2009	2008	% change
Revenue	$1,031	$1,241	(17)%
EBITDA	$37	$46	(20)%

Revenue declined primarily due to a 22% decrease in rental days offset by a 7% increase in time and mileage per day rates. EBITDA declined primarily due to lower revenue and increased per-unit fleet costs (which had a $50 million impact) partially offset by cost saving initiatives. EBITDA includes $6 million of restructuring costs and $10 million lower net gasoline expense in second quarter 2009.

International Car Rental

(Consisting of the Company’s international Avis and Budget vehicle rental operations)

	2009	2008	% change
Revenue	$183	$230	(20)%
EBITDA	$18	$25	(28)%

Revenue decreased primarily due to a 12% decrease in time and mileage per day rates and a 10% decrease in rental days. Excluding the impact of foreign exchange, time and mileage per day rates increased 4%. EBITDA decreased year-over-year primarily due to exchange rates. The effects of lower rental day volumes and higher fleet costs were largely offset by cost-reduction efforts. EBITDA includes $1 million of restructuring costs in second quarter 2009.

Truck Rental

(Consisting of the Company’s Budget Truck rental business)

	2009	2008	% change
Revenue	$97	$105	(8)%
EBITDA	$9	$8	13%

Truck rental revenue declined and EBITDA increased as an 8% decline in rental days and a slight decrease in time and mileage rate per day were offset by cost-reduction efforts and lower fleet costs. EBITDA includes $1 million of restructuring costs in second quarter 2009.

Other Items

•

Debt Covenant Compliance – As of June 30, 2009, the Company remained in compliance with its financial covenant requirements under its senior credit facility. EBITDA for the latest twelve months for covenant purposes of approximately $155 million exceeded the requirement of $95 million.

•

Vehicle Financing – In May, the Company completed an approximately $325 million operating lease financing transaction for cars to be added to the fleet during the second and third quarters of 2009. In addition, in July, the Company’s Avis Budget Rental Car Funding (AESOP) LLC subsidiary completed a $450 million three-year asset-backed securities offering to fund its domestic car rental fleet.

•

Performance Excellence – The Company’s Performance Excellence process improvement program continued to provide significant cost savings in the second quarter. The initiative is expected to deliver more than $100 million of savings in 2009.

•

Cost-Reduction and Efficiency Improvement Plan – During the fourth quarter, the Company unveiled a five-point plan to reduce costs and increase efficiency in response to the economic conditions impacting the industry. The savings from this program are expected to total $220 to $240 million in 2009 and will be incremental to savings from our Performance Excellence initiative. In the second quarter, the Company:

•	Eliminated an additional 400 positions, in addition to the 3,300 positions eliminated during fourth quarter 2008 and first quarter 2009;

•	Performed a detailed domestic city-by-city review of operating expenses to identify additional cost saving opportunities;

•	Instituted price increases taking effect in June and August;

•	Began to realize benefits from consolidating its procurement activities; and

•	Implemented numerous other actions to reduce costs.

The Company had approximately 24,000 employees at June 30, 2009, a 26% decrease compared to a year earlier.

•

Debt – The Company borrowed $100 million in second quarter 2009 under its revolving credit facility to fund working capital and fleet in its domestic operations. The Company’s total debt balance (vehicle and non-vehicle) has declined by approximately $2.1 billion since June 30, 2008.

•

Relationships with Vehicle Manufacturers – Both Chrysler and General Motors continued to honor their obligations to the Company during their bankruptcies, and both manufacturers have assumed their contracts with Avis Budget as they emerged from Chapter 11.

Outlook

Airline capacity and domestic enplanements, which are a principal determinant of on-airport rental volumes, decreased markedly in the first half of 2009 compared to the year-earlier period, but demand for car rental seems to have stabilized in the second quarter. Third quarter demand, especially in the leisure segment, appears to be modestly stronger than recent trends, allowing some upward pressure on pricing to continue as our fleet levels remain in line with demand. Nevertheless, the Company continues to expect the macroeconomic environment, conditions in the credit markets, and demand for vehicle rentals to remain challenging in the second half of 2009. Fleet utilization in 2009 should be consistent with 2008 levels.

The used-car market rebounded significantly over the course of the second quarter. Our domestic fleet costs are expected to increase 7-9% on a per-unit basis in 2009, with year-over-year increases in the second half of 2009 expected to be considerably smaller than in the first half. The Company is continuing its efforts to reduce costs and enhance productivity through its Performance Excellence initiative and continues to expect the benefits of this program to exceed $100 million over the course of 2009. Such benefits are expected to be incremental to the over $250 million of annual savings generated by the Company’s five-point cost-reduction and efficiency improvement plan and from cost-reduction actions the Company implemented in third quarter 2008.

The recent improvement in the asset backed securities (“ABS”) market allowed the Company to raise $450 million in July to replace a portion of the approximately $1 billion of its domestic term ABS debt that matures in 2010. The Company will seek to refinance most of the remainder of these 2010 domestic maturities in the second half of 2009, assuming market conditions remain favorable.

Investor Conference Call

Avis Budget Group will host a conference call to discuss second quarter results on August 5, 2009, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038 and providing the access code “Avis Budget.” Investors are encouraged to dial in approximately 10 minutes prior to the call. A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on August 5, 2009 until 8:00 p.m. (ET) on August 12 at (203) 369-3068, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is a leading general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has approximately 24,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate”, “forecast” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results, including all statements related to third quarter and full year 2009 results, future fleet costs, refinancing plans and cost saving initiatives are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, a weaker-than-anticipated economic environment, the high level of competition in the vehicle rental industry, greater-than-expected cost increases for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, the financial condition of the manufacturers of our cars, a greater-than-anticipated downturn in airline passenger traffic, an occurrence or threat of terrorism, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our operations, including the funding of our vehicle fleet via the asset-backed securities market, including our ability to issue debt under the TALF program and the financial condition of financial-guaranty firms that have insured a portion of our outstanding vehicle-backed debt, higher-than-expected fuel costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, the Company’s ability to meet or amend financial covenants associated with its borrowings and the Company’s ability to accurately estimate its future results and implement its strategy for cost savings and growth, particularly in the current environment. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis

Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the period ended March 31, 2009 included under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by the Company with the SEC from time to time. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts

Media Contact:	Investor Contact:
John Barrows	David Crowther
973-496-7865	973-496-7277

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Income Statement Items
Net revenues	$1,312	$1,577	(17)%	$2,506	$3,022	(17)%
Income (loss) before income taxes	(2)	25	*	(72)	7	*
Net income (loss)	(6)	15	*	(55)	4	*
Earnings (loss) per share - Basic and Diluted	(0.06)	0.15	*	(0.54)	0.04	*

Excluding Unusual Items (non-GAAP) (A)
Net revenues	$1,312	$1,577	(17)%	$2,506	$3,022	(17)%
Income (loss) before income taxes	6	25	*	(58)	7	*
Net income (loss)	(2)	15	*	(46)	4	*
Earnings (loss) per share - Basic and Diluted	(0.02)	0.15	*	(0.45)	0.04	*

	As of
	June 30, 2009	December 31, 2008
Balance Sheet Items
Cash and cash equivalents (B)	$434	$258
Vehicles, net	6,964	7,164
Debt under vehicle programs	5,352	6,034
Corporate debt	1,887	1,789
Stockholders’ equity	123	93

Segment Results

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008	% Change	2009	2008	% Change
Net Revenues
Domestic Car Rental	$1,031	$1,241	(17)%	$1,991	$2,377	(16)%
International Car Rental	183	230	(20)%	347	460	(25)%
Truck Rental	97	105	(8)%	167	183	(9)%
Corporate and Other	1	1	*	1	2	*

Total Company	$1,312	$1,577	(17)%	$2,506	$3,022	(17)%

EBITDA (C)
Domestic Car Rental	$37	$46	(20)%	$26	$61	(57)%
International Car Rental	18	25	(28)%	37	55	(33)%
Truck Rental	9	8	13%	(1)	(2)	(50)%
Corporate and Other	(5)	(2)	*	(11)	(7)	*

Total Company	$59	$77	(23)%	$51	$107	(52)%

Reconciliation of EBITDA to Pretax Income (loss)
Total Company EBITDA	$59	$77		$51	$107
Less: Non-vehicle related depreciation and amortization	24	20		45	39
Interest expense related to corporate debt, net	37	32		77	61
Impairment (A)	—	—		1	—

Income (loss) before income taxes	$(2)	$25	*	$(72)	$7	*

*	Not meaningful.
(A)	For the three and six months ended June 30, 2009, we recorded unusual items of $8 million and $14 million, respectively. For the three months ended June 30, 2009, these items consist of $8 million ($4 million, net of tax) in restructuring charges related to our cost-reduction and efficiency improvement plan. For the six months ended June 30, 2009, these items consist of (i) $13 million ($8 million, net of tax) in restructuring charges related to our cost-reduction and efficiency improvement plan and (ii) $1 million ($1 million, net of tax) for impairment of an investment.
(B)	The balance at June 30, 2009 and December 31, 2008 includes $4 million and $10 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(C)	See Table 5 for a description of EBITDA.

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Vehicle rental	$995	$1,194	$1,913	$2,313
Other	317	383	593	709

Net revenues	1,312	1,577	2,506	3,022

Expenses
Operating	648	811	1,288	1,588
Vehicle depreciation and lease charges, net	393	441	747	823
Selling, general and administrative	133	173	267	344
Vehicle interest, net	71	74	140	159
Non-vehicle related depreciation and amortization	24	20	45	39
Interest expense related to corporate debt, net	37	32	77	61
Restructuring charges	8	—	13	—
Impairment	—	—	1	—
Separation costs, net	—	1	—	1

Total expenses	1,314	1,552	2,578	3,015

Income (loss) before income taxes	(2)	25	(72)	7
Provision for (benefit from) income taxes	4	10	(17)	3

Net income (loss)	$(6)	$15	$(55)	$4

Earnings (loss) per share
Basic and Diluted	$(0.06)	$0.15	$(0.54)	$0.04

Weighted average shares outstanding
Basic and Diluted	102.2	101.4	102.0	102.1

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended June 30,			Six Months Ended June 30,
	2009	2008 (B)	% Change	2009	2008 (B)	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	19,604	25,225	(22)%	38,063	47,801	(20)%
Time and Mileage Revenue per Day	$40.51	$37.82	7%	$40.60	$38.63	5%
Average Rental Fleet	286,991	369,558	(22)%	283,465	350,799	(19)%

International Car Rental Segment

Rental Days (000’s)	3,057	3,396	(10)%	6,291	6,907	(9)%
Time and Mileage Revenue per Day (A)	$40.40	$46.12	(12)%	$37.56	$46.39	(19)%
Average Rental Fleet	49,595	55,058	(10)%	50,715	54,703	(7)%

Total Car Rental

Rental Days (000’s)	22,661	28,621	(21)%	44,354	54,708	(19)%
Time and Mileage Revenue per Day	$40.50	$38.81	4%	$40.17	$39.61	1%
Average Rental Fleet	336,586	424,616	(21)%	334,180	405,502	(18)%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,008	1,094	(8)%	1,793	1,956	(8)%
Time and Mileage Revenue per Day	$76.35	$76.47	(0)%	$73.50	$74.43	(1)%
Average Rental Fleet	29,197	30,110	(3)%	29,357	29,611	(1)%

Rental days and time and mileage revenue per day are calculated based on the actual rental of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

(A)	Of the decline in time and mileage per day, 16 percentage points and 20 percentage points are due to changes in foreign exchange rates in the three months and six months ended June 30, 2009, respectively, with time and mileage revenue per day increasing by 4 percentage points and 1 percentage points, respectively, excluding foreign-exchange effects.
(B)	Amounts presented for 2008 rental days, time and mileage revenue per day and average rental fleet for Domestic Car Rental and Total Car Rental were adjusted, by less than 1%, to conform to the current year’s presentation.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2009
Operating Activities
Net cash used in operating activities exclusive of vehicle programs	$(45)
Net cash provided by operating activities of vehicle programs	733

Net cash provided by operating activities	688

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(6)
Net cash provided by investing activities of vehicle programs	75

Net cash provided by investing activities	69

Financing Activities
Net cash provided by financing activities exclusive of vehicle programs	92
Net cash used in financing activities of vehicle programs	(692)

Net cash used in financing activities	(600)

Effect of changes in exchange rates on cash and cash equivalents	19

Net increase in cash and cash equivalents	176
Cash and cash equivalents, beginning of period	258

Cash and cash equivalents, end of period	$434

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)

Six Months Ended June 30, 2009
Pretax loss	$(72)
Addback of non-cash, non-vehicle related depreciation and amortization	45
Working capital and other (B)	(1)
Capital expenditures	(14)
Tax payments, net of refunds	(9)
Vehicle programs and (gain) loss on vehicle sales (C)	115

Free Cash Flow	64

Borrowings, net	94
Foreign exchange effects and other	18

Net increase in cash and cash equivalents (per above)	$176

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes net separation-related outflows of $8 million.
(C)	Primarily reflects vehicle-backed borrowings that are incremental to vehicle-backed borrowings required to fund incremental vehicle and vehicle backed assets.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Six Months Ended June 30, 2009
Free Cash Flow (per above)	$64
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	(75)
Financing activities of vehicle programs	692
Capital expenditures	14
Proceeds received on asset sales	(7)

Net Cash Provided by Operating Activities (per above)	$688

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) before non-vehicle related depreciation and amortization, any impairment charge, non-vehicle related interest and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income (loss) or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of EBITDA to income (loss) before income taxes can be found on Table 1 and a reconciliation of income (loss) before income taxes to net income (loss) can be found on Table 2.

Unusual items

The accompanying press release presents EBITDA and loss before income taxes for the three and six months ended June 30, 2009, excluding unusual items. Table 1 presents loss before income taxes, net loss and earnings per share, excluding unusual items. For the three months ended June 30, 2009, unusual items consisted of $8 million for restructuring-related expenses. For the six months ended June 30, 2009, unusual items consisted of (i) $13 million for restructuring-related expenses and (ii) a $1 million impairment charge related to an investment.

We believe that the measures referred to above are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses and the impairment of an investment as such items are not representative of the results of operations of our business for the three and six months ended June 30, 2009.

Reconciliation of Avis Budget Group, Inc. EBITDA excluding unusual items to net loss:

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
EBITDA, excluding unusual items	$67	$64

Less: Non-vehicle related depreciation and amortization	24	45
Interest expense related to corporate debt, net	37	77

Income (loss) before income taxes, excluding unusual items	6	(58)

Less unusual items:
Restructuring charges	8	13
Impairment	—	1

Loss before income taxes	(2)	(72)
Provision for (benefit from) income taxes	4	(17)

Net loss	$(6)	$(55)

Reconciliation of net loss, excluding unusual items to net loss:

Net loss, excluding unusual items	$(2)	$(46)
Less unusual items, net of tax:
Restructuring charges	4	8
Impairment	—	1

Net loss	$(6)	$(55)

Earnings (loss) per share, excluding unusual items (diluted)	$(0.02)	$(0.45)

Earnings (loss) per share (diluted)	$(0.06)	$(0.54)

Shares used in non-GAAP per share calculations-diluted	102.2	102.0

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs and (iii) asset sales, if any. We believe that Free Cash Flow is useful to management and the investors in measuring the cash generated that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4, which accompanies this press release.